Exhibit 10.1

Summary Sheet

Directors Compensation For Fox Entertainment Group, Inc.

Summary of compensation amounts for members of the Special Committee

As compensation for services rendered in connection with serving on the Special Committee, members will be paid a retainer of $80,000 in lieu of Fox Entertainment Group, Inc.’s customary committee meeting fee for any meetings necessary in the performance of duties as members of the Special Committee. Members will be reimbursed for any out-of-pocket expenses incurred in the performance of their duties as a member of the Special Committee.

Summary of compensation amounts for Non-Executive Directors

Cash (annual amount in US$)

1.	Cash Retainer - $90,000

2.	Committee Member Retainer
Audit - $15,000
Remuneration - $2,500

3.	Committee Chair Retainer:
Audit - $10,000
Remuneration - $2,500

Directors who are employees of the Fox Entertainment Group, Inc. or of News Corporation do not receive any compensation for their services as Directors or as members of committees of the Board of Directors. All Directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors